Prospectus Supplement To prospectus dated August 1, 2008	Filed pursuant to Rule 424(b)(5) Registration No. 333-151648
4,516,629 shares of Common Stock

China Direct Industries, Inc.

You should carefully read this prospectus supplement and the accompanying prospectus before you invest.  Both documents contain information you should consider before making your investment decision.

This prospectus supplement relates to the issuance and sale of up to 4,516,629 shares of our common stock through our sales agent, Global Hunter Securities, LLC. These sales, if any, will be made pursuant to the terms of an At-The-Market Program Agreement entered into between us and our sales agent, the form of which was filed with the Securities and Exchange Commission as an exhibit to our Quarterly Report on Form 10-Q dated February 14, 2011 and is incorporated herein by reference. Our At-The-Market Program Agreement with Global Hunter Securities, LLC is limited to the sale of common stock with gross proceeds aggregating $7,633,103.

Our common stock is listed on the NASDAQ Global Market under the symbol "CDII".  On February 15, 2011, the closing price of our common stock as reported on NASDAQ was $1.69 per share.  Sales of shares of our common stock under this prospectus supplement, if any, may be made in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, as amended, which includes sales made directly on NASDAQ Global Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange. The sales agent will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us.

Unless we and our sales agent otherwise agree, the commission to the sales agent for sales of common stock sold pursuant to the At-The-Market Program Agreement will be 4% of the gross proceeds of the sales price per share. If different than 4%, the amount of any compensation to be received by the sales agent will be disclosed in a separate prospectus supplement for such shares. The net proceeds to us that we receive from sales of our common stock will depend on the number of shares actually sold and the offering price for such shares. If all 4,516,629  shares of common stock were sold at the February 15, 2011 closing sales price, we would receive $7,633,103 in gross proceeds, or $7,327,779 in aggregate net proceeds assuming a sales agent fee of 4%. The actual proceeds to us will vary.

In connection with the sale of common stock on our behalf, the sales agent may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation of the sales agent may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the sales agent against certain liabilities, including liabilities under the Securities Act of 1933.

The aggregate market value of our outstanding common stock which is our only class of voting securities held by non-affiliates of our company was $37,092,480 on February 15, 2011.  During the prior 12 calendar month period from the date of this prospectus we sold approximately 2,740,800 shares of our common stock pursuant to a prospectus supplement dated October 15, 2009 and 2,222,223 shares of our common stock and common stock warrants to purchase an additional 777,778 shares of our common stock pursuant to a prospectus supplement dated January 4, 2011to the original prospectus dated August 1, 2008 to which this prospectus is also a supplement.

Investing in our common stock involves a high degree of risk.  Risks associated with an investment in our common stock are described in the section entitled “Risk Factors” beginning on page S-8 of this prospectus supplement, which supersede in their entirety the risk factors beginning on page 5 of the accompanying prospectus.  You should carefully consider these risk factors before making an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
________________________

Global Hunter Securities, LLC

The date of this prospectus supplement is February 16, 2010

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing this information to you about this offering of securities in two parts.  The first part is this prospectus supplement, which provides the specific details regarding the offering of our securities and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus.  The second part is the base prospectus dated August 1, 2008, including in the registration statement on Form S-3, as amended (SEC File No. 333-151648).  Generally, when we refer to this “prospectus,” we are referring to both documents combined.  This prospectus supplement and the accompanying prospectus are part of a shelf registration statement that we filed with the U.S. Securities and Exchange Commission.  Under the shelf registration process, we may offer from time to time shares of our common stock up to an aggregate amount of $70,000,000, of which this offering is a part.  We have previously made the following sales under the original prospectus as follows:

•
2,702,702 shares of our common stock and common stock warrants to purchase an additional 1,351,352 shares of our common stock for gross proceeds of $5,000,000 (net proceeds of approximately $4,850,000) pursuant to a prospectus supplement dated June 15, 2009;

•	3,191,000 shares of our common stock for gross proceeds of $5,171,004 (net proceeds of approximately $5,026,439) pursuant to a prospectus supplement dated October 15, 2009; and
•
2,222,223 shares of our common stock and common stock warrants to purchase an additional 777,778 shares of our common stock for gross proceeds of $4,000,001 (net proceeds of approximately $3,800,001) pursuant to a prospectus supplement dated January 4, 2011.

 In the accompanying prospectus supplement, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement.  In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering.  This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, our common stock being offered and other information you should know before investing.  This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read this prospectus and the accompanying prospectus, as well as the additional information described under “Information Incorporated By Reference” on page S-21, before investing in shares of our common stock.

You should rely on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.  Neither we nor the sales agent have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.  If anyone provides you with different or inconsistent information you should not rely on it.  You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as the information that we have filed with the Securities and Exchange Commission, or SEC, and incorporated by reference herein and therein, is accurate only as of the date of the applicable document.  This prospectus supplement and the accompanying prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to anyone to whom it is unlawful to make an offer or solicitation.

The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the cover page, regardless of the date of this prospectus supplement was delivered to you or the date on which you acquired any of the shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
 AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus supplement and other written and oral statements that we make from time to time contain such forward-looking statements that set out anticipated results based on management’s plans and assumptions regarding future events or performance. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance or results of current and anticipated sales efforts, expenses, the outcome of contingencies, such as legal proceedings, and financial results. A list of factors that could cause our actual results of operations and financial condition to differ materially is set forth below, and these factors are discussed in greater detail under “Risk Factors” beginning on page S-8 of this prospectus supplement:

•	Continued global economic weakness is expected to reduce demand for our products in each of our segments.
•	Fluctuations in the pricing and availability of magnesium and in levels of customer demand.
•	Changes in the prices of magnesium and magnesium-related products.
•	Our ability to implement our expansion plans for growing our business through increased magnesium production capacity and acquisitions and development of our commodity trading business.
•	Fluctuations in the cost or availability of coke gas and coal.
•	Loss of orders from any of our major customers.
•	The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods.
•	Our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business.
•
Our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing.

•	Our dependence on certain key personnel.
•	Difficulties we have in establishing adequate management, cash, legal and financial controls in the People’s Republic of China (“PRC”).
•	Our ability to maintain an effective system of internal control over financial reporting.
•
The lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States.

•	Potential impact of PRC regulations on our intercompany loans.
•	Our ability to assure that related party transactions are fair to our company.
•
Yuwei Huang, our executive vice president – magnesium, director and an officer of several of our magnesium subsidiaries and his daughter Lifei Huang is also an owner and executive officer of several companies which directly compete with our magnesium business.

•	The impact of a loss of our land use rights.
•	Our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences.
•	Limits under the Investment Company Act of 1940 on the value of securities we can accept as payment for our business consulting services.
•	Our acquisition efforts in future periods may be dilutive to our then current shareholders.
•	The risks and hazards inherent in the mining industry on the operations of our basic materials segment.
•	Our inability to enforce our rights due to policies regarding the regulation of foreign investments in the PRC.
•	The impact of environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.
•	The effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC.
•	The impact of Chinese economic reform policies.

•	The influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities.
•	The impact on future inflation in the PRC on economic activity in the PRC.
•	The impact of any natural disasters and health epidemics in China.
•	The impact of labor laws in the PRC may adversely affect our results of operations.
•	The limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in the PRC.
•	Fluctuations in the value of the RMB may have a material adverse effect on your investment.
•
Delisting of our securities from trading by NASDAQ could adversely affect the market liquidity of our common stock, our ability to obtain financing for the continuation of our operations and harm our business.

•	The market price for shares of our common stock has been and may continue to be highly volatile and subject to wide fluctuations

We caution that the factors described herein and other factors could cause our actual results of operations and financial condition to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

This summary only highlights the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.  It may not contain all of the information that may be important to you.  To fully understand the investment you are contemplating, you should read carefully this entire prospectus supplement, the accompanying prospectus and the detailed information incorporated into each of them by reference before you decide to make an investment.  You should pay special attention to the “Risk Factors” section of this prospectus supplement beginning on page S-8 to determine whether an investment in our common stock is appropriate for you.

When used herein, "China Direct", "we", "us" or "our" refers to China Direct Industries, Inc., a Florida corporation, and our subsidiaries.  In August 2009 we changed our fiscal year from December 30 to September 30.  Unless the context is otherwise, “first quarter” refers to the three month period from October 1 to December 31, “fiscal 2011” refers to the 12 months ending September 30, 2011, “fiscal 2010” refers to the 12 months ended September 30, 2010 and the “2009 transition period” refers to the nine months ended September 30, 2009.

China Direct Industries, Inc.

We are a U.S. company that manages a portfolio of Chinese entities.  We also provide consulting services to Chinese businesses.  We operate in three identifiable business segments:

•	Magnesium;
•	Basic Materials; and
•	Consulting.

In the fourth quarter of fiscal 2006, we established our Magnesium and Basic Materials segments which have grown through acquisitions of controlling interests of Chinese private companies.  We consolidate these acquisitions as either our wholly or majority owned subsidiaries. Through this ownership control, we provide management advice, business development services, strategic planning, macroeconomic industry analysis and financial management seeking to improve the quality and performance of each portfolio company. We also provide our subsidiaries with investment capital to expand their businesses.

In our Magnesium segment, our largest segment in total assets, we produce, sell and distribute pure magnesium ingots, magnesium powders, granules, scraps, and magnesium alloys. In the first quarter of fiscal 2011 revenues from this segment were $21.3 million, including revenues of $6,713 from related parties, and represented 47% of our total consolidated revenues.  In the first quarter of fiscal 2010 revenues from this segment were $8.3 million, including revenues of $2.4 million from related parties, and represented 37% of our total consolidated revenues. In fiscal 2010 revenues from this segment were $51.1 million, including revenues of $7.4 million from related parties, and represented 45% of our total consolidated revenues.  In the 2009 transition period revenues from this segment were $26.7 million, including revenues of $11.5 million from related parties, and represented 38.9% of our total consolidated revenues.

In our Basic Materials segment, we sell and distribute a variety of products in Asia including industrial grade synthetic chemicals, steel products, non ferrous metals, recycled materials and industrial commodities. This segment also includes our zinc mining property. In the first quarter of fiscal 2011 our Basic Materials segment generated revenues of $19.2 million, representing approximately 42% of our total consolidated revenues. In the first quarter of fiscal 2010 our Basic Materials segment generated revenues of $13.4 million, representing approximately 60% of our total consolidated revenues. In fiscal 2010 our Basic Materials segment generated revenues of $58.8 million, representing approximately 52% of our total consolidated revenues. In the 2009 transition period revenues from this segment were $41.1 million, representing approximately 60% of our total consolidated revenues.

In our Consulting segment, we provide a suite of consulting services to U.S. public companies that operate primarily in China. We currently have service contracts with clients who conduct business in China or seek to conduct business within China. We generate revenues by providing consulting services in the areas of financing structures and arrangements, mergers, acquisitions and other business transactions, identifying potential areas of growth, translation services, managing and coordinating all necessary government approvals and licenses in the PRC, marketing services, investor relations services, and coordination of the preparation of required SEC filings.

Our consulting fees vary based upon the scope of the services to be rendered. Historically, a significant portion of the fees we earned have been paid in the form of our clients’ securities. We classify these securities as investments in marketable securities available for sale or investment in marketable securities available for sale-related party. We value these securities at fair market value at the time of receipt for the purposes of our revenue recognition. Primarily all of the securities we receive as compensation are from small public companies and are typically restricted as to resale under Federal securities laws.

In the first quarter of fiscal 2011 our Consulting segment revenues were $5.3 million representing approximately 11% of our consolidated revenues.  In the first quarter of fiscal 2010 our Consulting segment revenues were $0.6 million representing approximately 3% of our consolidated revenues. In fiscal 2010 our Consulting segment staged a gradual recovery from the global economic slowdown and a stagnation of the U.S. capital market activities as our revenues in this segment were $2.8 million, representing approximately 2.5% of our total consolidated revenues.   In the 2009 transition period revenues from this segment were $0.8 million, representing approximately 1.2% of our total consolidated revenues.

Corporate Information

We were incorporated in Delaware in July 1999.  In June 2007 we domesticated the company in the State of Florida under the name China Direct, Inc.  On May 29, 2009, we changed our name to China Direct Industries, Inc. to more accurately reflect our operations in the production of magnesium and distribution of basic materials.  Our corporate headquarters and principal executive offices are located at 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441 which houses the U.S. executive and administrative team that guides our overall operations.  Our telephone number at those offices is (954) 363-7333.  Our U.S. office employs both English and Chinese speaking business, legal and accounting staff. These professionals focus on due diligence, finance, accounting and compliance with the reporting requirements of the SEC and other applicable laws in the U.S. and the PRC.  Our Internet address is www.cdii.net. The contents of our website are not part of this prospectus supplement or accompanying prospectus.

THE OFFERING

Issuer:	China Direct Industries, Inc.

Common stock being offered by us:	4,516,629 shares of our common stock.

Common stock to be outstanding after this offering if all shares are sold:	Up to 39,503,399 shares1

NASDAQ symbol:	CDII

Use of proceeds:	The net proceeds of this offering will be added to our general funds and used for working capital.

1           The number of shares of common stock to be outstanding after this offering is based on 34,986,770 shares outstanding as of February 15, 2011. The number of shares outstanding excludes the following, each stated at February 15, 2011.

•	2,372,980 shares of common stock issuable upon the exercise of stock options at a weighted average exercise price of $14.83 per share;
5,499,664 shares of common stock issuable upon the exercise of warrants or options at a weighted average exercise price of $6.92 per share;
•	558,889 shares of our common stock issuable upon the conversion of 1,006 shares of our Series A Convertible Preferred Stock at a conversion price of $1.80 per share;
•	12,248,412 shares of our common stock reserved for issuance under our stock incentive plans;

•
1,244,344 shares of our common stock Pine Capital Enterprises, Inc. may receive pursuant to an Equity Transfer Agreement CDI China, Inc. entered into with Pine Capital Enterprises, Inc. and Taiyuan Yiwei Magnesium Industry Co., Ltd. in connection with our July 2010 purchase of an 80% interest in Taiyuan Ruiming Yiwei Magnesium Industry Co., Ltd.

SUMMARY CONSOLIDATED FINANCIAL DATA

The historical consolidated financial data presented below was derived from our consolidated financial statement.  The summary consolidated financial data is only a summary and should be read in conjunction with our consolidated financial statements and related notes that we incorporate by reference in our prospectus supplement.  For copies of the financial information we incorporate by reference in this prospectus supplement, see “Where You Can Find More Information.”

	Three Month Period Ended December 31, 2010	Three Month Period Ended December 31, 2009	Fiscal Year Ended September 30, 2010	Nine Month Transition Period Ended September 30, 2009
Statement of Operations Data:
Total revenues	$45,769,602	$22,252,529	$112,743,217	$68,630,314
Net income (loss)	$3,422,389	$(872,908)	$(3,572,836)	$(30,158,952)
Net income (loss) attributable to China Direct Industries, Inc.	$3,465,836	$(984,516)	$(3,213,925)	$(27,858,995)
Net income (loss) attributable to common shareholders	$2,768,308	$(1,024,699)	$(3,314,483)	$(27,939,920)
Basic income (loss per common share	$$0.09	$(0.04)	$(0.11)	$(1.13)
Diluted loss per common share	$$0.09	$(0.04)	$(0.11)	$(1.13)
Basic weighted average common shares outstanding	31,818,874	27,381,946	29,574,749	24,802,730
Diluted weighted average common shares outstanding	31,818,874	27,381,946	29,574,749	24,802,730

	December 31, 2010	September 30, 2010	September 30, 2009
Balance Sheet Data:
Total current assets	$61,620,862	$55,988,710	$47,149,639
Working capital	$35,010,200	$30,321,514	$30,958,281
Total assets	$101,794,078	$95,862,175	$80,515,770
Total liabilities	$26,610,662	$25,667,196	$16,191,358
Total China Direct Industries, Inc. shareholders’ equity	$54,643,354	$50,194,431	$46,075,213

RISK FACTORS

The metals industry is highly cyclical.  Fluctuations in the pricing and availability of magnesium and in levels of customer demand have historically been severe, and future changes and/or fluctuations could cause us to experience lower sales volumes and revenues, which would negatively impact our profit margins.

The metals industry is highly cyclical. The length and magnitude of industry cycles have varied over time and by product, but generally reflect changes in macroeconomic conditions, levels of industry capacity and availability of usable raw materials. The overall levels of demand for our magnesium and magnesium-based products reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions worldwide which then impact the level of production in the PRC. For example, many of the principal uses of magnesium and magnesium-related products are for the production of structural metal, steel and aluminum manufacturing, production of alloys used in aircraft and automobile parts, the manufacture of electronic equipment such as computers, cameras, and cellular phones and the use of magnesium powder in flares, flashes and pyrotechnics. The market for these products are heavily dependent on general economic conditions, including the availability of affordable energy sources, employment levels, interest rates, consumer confidence and construction demand. These cyclical shifts in our customers’ industries tend to result in significant fluctuations in demand and pricing for our products. As a result, in periods of recession, such as the one we are currently experiencing, or low economic growth, metals companies, including ours, have generally tended to under-perform compared to other industries. We generally have high fixed costs, so changes in industry demand that impact our production volume also can significantly impact our profit margins and our overall financial condition. Economic downturns in the worldwide economy or a prolonged decline in demand in our Magnesium segment has had a negative impact on our operations and a continuation or further deterioration of current economic conditions could have a negative impact on our future financial condition or results of operations.

Changes in the prices of magnesium and, magnesium-related products, zinc and zinc-related products will have a significant impact on our operating results and financial condition.

We derive a substantial portion of our revenue from the sale of magnesium and magnesium-based products. Changes in the market price of magnesium and zinc impact the selling prices of our products, and therefore our profitability is significantly affected by decreased magnesium prices and to a lesser extent by decreased zinc prices. Market prices of magnesium and zinc are dependent upon supply and demand and a variety of factors over which we have little or no control, including:

•	world economic conditions;
•	availability and relative pricing of metal substitutes;
•	labor costs;
•	energy prices;
•	environmental laws and regulations;
•	weather; and
•	import and export restrictions.

Declines in the price of magnesium, and to a lesser extent a decrease in zinc prices, have had a negative impact on our operations since commencing in September 2008, and further or future declines could have a negative impact on our future financial condition or results of operations. Market conditions beyond our control determine the prices for our products, and the price for any one or more of our products may fall below our production costs, requiring us to either incur short-term losses. Furthermore, the decline in the price of zinc and zinc related products resulted in us delaying completion of construction of our planned zinc ore mining and production facility, our planned aluminum wire recycling facility and our planned zinc concentrate distribution business. Consequently, we continue to evaluate our strategic alternatives for these operations including the partial or full sale of our interest in these businesses, the launch of operations in fiscal 2011, or seeking potential joint venture partners to operate the businesses. Market prices for magnesium may decrease even further, and therefore our operating results may be significantly harmed.

If we fail to implement our expansion plans, our financial condition and results of operations could be materially and adversely affected.

An important part of our strategy is to grow our business by acquiring additional production facilities for magnesium and magnesium related products by consolidating our Magnesium segment holdings as well as acquire additional operations owned or controlled by Mr. Huang. In addition, the operation of our commodity trading business may require a significant cash investment to finance purchases of commodities we intend to sell. Although we acquired Taiyuan Ruiming Yiwei Magnesium Co., Ltd. (“Ruiming Magnesium”) in July 2010 for approximately $6.5 million in cash and our stock and have financed our trading business with cash on hand, we will need additional financing to implement our expansion strategy to acquire additional magnesium production facilities and finance the operations of our commodity trading business.  We may not have access to the funding required for these plans on acceptable terms. Our expansion plans may also suffer significant delays as a result of a variety of factors, such as legal and regulatory requirements, either of which could prevent us from completing our plans as currently expected. Our expansion plans may also result in other unanticipated adverse consequences, such as the diversion of management’s attention from our existing operations. In addition, even if we can implement our strategy, expansion in the magnesium and industrial commodities market, increased sales to various industries, including the automobile industry may not materialize to the extent we expect, or at all, resulting in unutilized magnesium production capacity and unrecoverable expenses and investments in our trading business. Any failure to successfully implement our business strategy, including for any of the above reasons, could materially and adversely affect our financial condition and results of operations. We may, in addition, decide to alter or discontinue certain aspects of our business strategy at any time.

Fluctuations in the cost or availability of electricity, coke, coal and/or natural gas would lead to higher manufacturing costs, thereby reducing our margins and limiting our cash flows from operations.

Energy is one of our most significant costs in our Magnesium segment. All of our magnesium production facilities utilize coke gas as energy (our Baotou Changxin Magnesium Co., Ltd. (“Baotou Changxin Magnesium”) facility upgraded its coal burning facility to primarily utilize more energy efficient coke waste gas in December, 2010). Energy prices, particularly for coal and coke gas, are volatile. While we have a fixed price supply agreement for a specified quantity of waste gas for our Shanxi Gu County Golden Magnesium Co., Ltd. (“Golden Magnesium”) facility which expires in August 2027, fluctuations in price impact our manufacturing costs and contribute to earnings volatility.

During the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 the Chinese authorities mandated a significant reduction of energy usage and instituted “rolling brownouts” in an effort to meet the targets for energy consumption and emissions set by the 11th Five Year Plan (2006-2010).  This policy resulted in a one month shut down of production at our Golden Magnesium facility because our electrical supply was interrupted. In addition, we have been unable to restart production at Baotou Changxin Magnesium because our coke gas supplier temporarily ceased production due to a lack of demand for coke. These shut downs will reduce our production at Golden Magnesium and Baotou Changxin Magnesium, reducing our net sales and potentially impacting our ability to deliver products to our customers in the first quarter of fiscal 2011. We believe that the current energy restrictions will be eliminated with the implementation of the PRC’s 12th Five Year Plan (2011-2015) on January 1, 2011, although there are no assurances that additional energy use restrictions may be imposed in the future. Any continuation of these restrictions will adversely impact our results of operations in future periods.  We are also unable to predict at this time whether additional energy policies will be adopted by the Chinese government that could adversely impact our operations in future periods.

In the event of further interruptions in the supply of electricity or coke gas to our magnesium facilities, production at our manufacturing facilities would have to be shut down. In addition, we do not maintain sources of secondary power at our facilities, and therefore any prolonged interruptions in the supply of energy to our facilities could result in lengthy production shutdowns, increased costs associated with restarting production and waste of production in progress.

If we were to lose order volumes from any of our major customers, our sales could decline significantly and our cash flows may be reduced.

In fiscal 2010, our five largest customers (exclusive of related parties) in our Magnesium segment were responsible for approximately 53% of our total revenues in this segment and approximately 24% of our total consolidated revenues. These customers purchase products from us on a spot or short term contract basis and may choose not to continue to purchase our products. A loss of order volumes from any major customer, including a related party, or a significant reduction in their purchase orders could negatively affect our financial condition and results of operations by lowering sales volumes, increasing costs and lowering profitability.

We have a dispute with the noncontrolling shareholders of Pan Asia Magnesium that resulted in our establishment of a reserve for loss and the possibility of litigation and adverse outcomes in such litigation could have a material adverse effect on our financial condition.

We have a dispute with the noncontrolling shareholders of Pan Asia Magnesium Co., Ltd. (“Pan Asia Magnesium”) and its Chairman of the Board of Directors, Haixin Zhao that resulted in our establishment of a $7.4 million reserve for loss in the 2009 transition period and our filing of an Application for Arbitration with the China International Economic and Trade Arbitration Commission seeking to terminate our joint venture agreement in an effort to dissolve this company.  We withdrew the application for the arbitration on December 21, 2010 in conjunction with our discussions with a third party to sell our 51% ownership in Pan Asia Magnesium.  Although we are engaged in discussions to sell our interest in Pan Asia Magnesium to a third party, the potential litigation ensuing from this dispute may be both time consuming and expensive.

We evaluated this claim to assess the likelihood of an unfavorable outcome and to estimate, if possible, the amount of potential loss. Based on this assessment and estimate, we established a reserve of $7.4 million in the 2009 transition period and disclosed the relevant claim, as appropriate in our financial statements. This assessment and estimate is based on the information available to management as of the date of our Annual Report on Form 10-K for fiscal 2010 and involves a significant amount of management judgment. As a result, the actual outcome or loss may differ materially from those envisioned by our current assessment and estimate. Our failure to successfully prosecute or settle this claim could have a material adverse effect on our financial condition, revenue and profitability and could cause the market value of our common stock to decline.

The value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods.

In our Consulting segment, historically we have accepted equity securities of our clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities available for sale”. At the end of each period, we evaluate the carrying value of the marketable securities for a decrease in value. We evaluate the company underlying these marketable securities to determine whether a decline in fair value below the amortized cost basis is other than temporary. If the decline in fair value is judged to be “other- than- temporary”, the cost basis of the individual security shall be written down to fair value as a new cost basis and the amount of the write-down is charged to earnings. At September 30, 2010 we recognized an “other-than-temporary” impairment of $1.3 million and realized gain on sale of marketable securities of $2.1 million and at September 30, 2009 realized a loss on other-than-temporary impairment of $7.5 million related to these marketable securities. In the future, should we identify additional impairments, this would adversely affect our operating results for the corresponding periods in that we would be required to reduce the carrying value of these investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

Our management may be unable to effectively integrate our acquisitions and to manage our growth and we may be unable to fully realize any anticipated benefits of these acquisitions.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies we have acquired. We face particular challenges in that our acquisition strategy is based on companies located in and operating within the PRC. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Furthermore, we recently completed the evaluation of Ufida NC, an enterprise-wide financial software system that we initially plan to roll out beginning in our second quarter of fiscal 2011 to enhance our management and reporting capabilities and standardize the process and access to financial reports in a timely manner in our magnesium segment. Even if we are successful in implementing the Ufida NC software and identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of our current subsidiaries and the acquired companies or assets and to effectively manage our continued growth. Each of our acquisitions, including any future acquisitions, will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating staff as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of our past or any future proposed acquisitions will be fully realized.

We need additional financing to fund acquisitions and our operations which we may not be able to obtain on acceptable terms. Additional capital raising efforts in future periods may be dilutive to our then current shareholders or result in increased interest expense in future periods.

In July 2010, we used $1.7 million in cash, plus stock and other assets of $4.8 million to acquire an 80% interest in Ruiming Magnesium.  In addition to the funds we expect to receive in this offering, we need to raise additional capital to carry out our plans to acquire additional production facilities for magnesium and magnesium related products by consolidating our Magnesium segment holdings as well as acquire additional operations owned or controlled by Mr. Huang. Also, we may need to raise additional working capital to fund our commodity trading business. Our future capital requirements depend on a number of factors, including our operations, the financial condition of an acquisition target and its need for capital, our ability to finance our purchases of commodities with financial instruments provided by buyers, grow revenues from other sources, and our ability to manage the growth of our business and our ability to control our expenses. Also, if we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of, stock issued as consideration in an acquisition. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all, as the current capital markets have been adversely affected by the severe liquidity crisis. If we do not raise capital as needed, we will be unable to operate our business or fully implement our acquisition expansion strategy.

We are dependent on certain key personnel and the loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in the PRC who perform key functions in the operation of our business as well as our U.S. based management team. We do not exercise any substantive day to day supervision over the activities of key members of our PRC based management team which includes Yuwei Huang, Jingdong Chen, and Chen Chi. The loss of one or more of these key employees or our chief executive officer, Dr. Wang could have a material adverse effect upon our business, financial condition and results of operations.

We have had difficulty establishing adequate management, legal and financial controls in the PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, cash management and other internal controls and, computer, financial and other control systems. In addition, we have had difficulty with compliance by our management at our subsidiaries and in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we have experienced difficulties with our subsidiaries in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet western standards. In addition, we may experience these difficulties with any of our subsidiaries and our future acquisitions. Therefore, we may, in turn, experience continued difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations and could result in restatements of our financial statements in future periods.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

As described in our Annual Report on Form 10-K for fiscal 2010, our management has determined that as of September 30, 2010, we did not maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework as a result of identified material weaknesses in our internal control over financial reporting related to a lack of: (i) an integrated financial accounting system; (ii) internal control over financial reporting related to our consolidated financial results; and (iii) qualified accounting personnel who have sufficient knowledge in dealing with the complex U.S. GAAP accounting and financial issues in our cross border operations.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis. If the result of our remediation of the identified material weaknesses is not successful, or if additional material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in the PRC. We are a party to certain contracts related to our operations in the PRC. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in the PRC omit these customary clauses, notwithstanding the differences in PRC Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. Contractual and other disputes which may arise from this lack of legal protection and our dispute with the minority shareholders of Pan Asia Magnesium and collection efforts to recover uncollected amounts could divert management’s time from the operation of our business, require us to expend funds attempting to settle disputes, limit the time our management would otherwise devote to the operation of our business, and, on a collective basis, have a material adverse effect on our business, financial condition and results of operations.

Intercompany loans may be subject to PRC regulations.

We currently have several inter-company loans between our PRC subsidiaries and PRC based client companies totaling $25.6 million and we may continue to enter into inter-company and client based financing arrangements to meet our internal capital needs and those of our client companies. PRC laws generally do not permit companies that do not possess a financial service business license to extend loans directly to other companies, including affiliates, without proceeding through a financial agency. The enforcement of these restrictions remains unpredictable, and government authorities may declare these loans void, require the forfeiture of any interest paid and levy fines or other penalties upon the parties involved, among other remedies.

From time to time we engage in related party transactions. There are no assurances that these transactions are fair to our company.

From time to time our subsidiaries enter into transactions with related parties which include purchases from or sales to a related party, advancing related parties significant sums as prepayments for future goods or services and working capital and the payment of fees for consulting services, among other transactions. In December 2009 we adopted a related person transaction policy which requires the pre-approval of the board of directors or ratification of transactions between us or one or more of our subsidiaries and any related person involving an amount in excess of $120,000. Consistent with this policy, the independent members of our Board of Directors approved our purchase of an 80% interest in Ruiming Magnesium from entities owned or controlled by Yuwei Huang, our Executive Vice President – Magnesium and a director of our company. Notwithstanding this policy, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

Yuwei Huang, our Executive Vice President – Magnesium, an officer of several of our magnesium subsidiaries and a director of our company and his daughter Lifei Huang is also an owner and executive officer of several companies which directly compete with our magnesium business.

Mr. Yuwei Huang who serves as our Executive Vice President – Magnesium, an executive officer of several of our Magnesium segment subsidiaries and a director of our company and his daughter Lifei Huang who is the General Manager of International Magnesium Trading Corp. (“International Magnesium Trading”) are also the principal owners and executive officers the Chairman of a competitor of ours, Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”). YiWei Magnesium, a minority owner of two of our Magnesium segment subsidiaries, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in the PRC. In addition, we have recently signed a non-binding letter of intent to acquire certain facilities owned by YiWei Magnesium. Due to Mr. Huang and Ms. Huang’s interest in our competitors and Mr. Huang’s management position as an officer and director of our company, there are certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

Our business will suffer if we lose our land use rights.

There is no private ownership of land in the PRC and all land ownership is held by the government of the PRC, its agencies, and collectives. In the case of land used for business purposes, land use rights can be obtained from the government for a period up to 50 years, and are typically renewable. Land use rights can be granted upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land granting fee, the entry into a land use agreement with a competent governmental authority and certain other ministerial procedures. We have entered into agreements to acquire land use rights for some of our occupied properties and other agreements to use the land and the buildings which house our magnesium operations from parties that we reasonably believe have proper land use rights. We cannot give, however, any assurance that our land use rights will be renewed or that the parties we have entered into agreements with will maintain their land use rights. In addition, we may not have followed all procedures required to obtain the land use certificate for the land use rights we agreed to purchase or paid all required fees. If the Chinese administrative authorities determine that we have not fully complied with all procedures and requirements needed to hold a land use certificate for any property which we occupy, we may be forced by the Chinese administrative authorities to retroactively comply with such procedures and requirements, which may be burdensome and require us to make payments, or such Chinese administrative authorities may invalidate or revoke our land use certificate entirely. If the land use right certificates needed for our operations are determined by the government of the PRC to be invalid or if they are not renewed, or if we are unable to renew the lease for our facilities when they expire, we may lose production facilities or employee accommodations that would be difficult or even impossible to replace. Should we have to relocate, our workforce may be unable or unwilling to work in the new location and our business operations will be disrupted during the relocation. The relocation or loss of facilities could cause us to lose sales and/or increase its costs of production, which would negatively impact our financial results.

Failure to comply with the United States Foreign Corrupt Practices Act could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

The Investment Company Act of 1940 will limit the value of securities we can accept as payment for our business consulting services which may limit our future revenues.

We have historically accepted securities as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act of 1940. To the extent that we are required to reduce the amount of securities we accept as payment for our consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our clients cannot pay our fees in cash. A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our consulting services could also severely limit our ability to attract business consulting clients in the future.

The acquisition of new businesses is costly and such acquisitions may not enhance our financial condition.

A significant element of our growth strategy is to acquire controlling interests in companies that operate in the PRC and that offer services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition or a write down of assets acquired could be charged against our future earnings, if any.

The operations of our basic materials segment will be subject to risks and hazards inherent in the mining industry.

Our Basic Materials segment, if and when mining operations commence, will be engaged in the mining and processing of zinc ore. These operations will be subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions. Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages. As of the date of our Annual Report on Form 10-K for fiscal 2010, we have not established a reserve on this property. Furthermore, we are evaluating our strategic alternatives related to this business including the partial or full sale of our interest, the launch of operations in fiscal 2011 or seeking a potential joint venture partner to operate this business.

Risks Related to Doing Business in China

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States. There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including but not limited to the laws and regulations governing our business, or the enforcement and performance of our investment agreements with the minority shareholders and management of our subsidiaries, arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Chinese government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and judicial interpretation and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.  We are considered a foreign invested enterprise under Chinese laws, and as a result, we must comply with Chinese laws and regulations.

We cannot predict what effect the interpretation of existing or new Chinese laws or regulations may have on our business. If the relevant authorities find us to be in violation of Chinese laws or regulations, they would have broad discretion in dealing with such a violation, including, without limitation: levying fines; revoking our business and other licenses; requiring that we restructure our ownership or operations; and requiring that we discontinue any portion or all of our business. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. the PRC’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis.  The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. Also, if we are unable to enforce any legal rights we may have under our agreements or otherwise with the shareholder of Pan Asia Magnesium or the shareholders of our other subsidiaries, our ability to control their operations could be limited. Any significant limitation on our ability to control the operations of our subsidiaries could result in a loss of our investment which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to environmental and safety regulations, which may increase our compliance costs and reduce our overall profitability.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the PRC. In addition, there are governmental initiatives under consideration in an effort to, among other things, moderate the environmental impact of magnesium production. These initiatives include, but are not limited to national standards for environmental quality and discharge of pollutants in the PRC and potential forced shutdown of inefficient or small producers with capacity of less than 15,000 tons annually. We may incur substantial costs or liabilities in connection with these requirements that could reduce our overall profitability. The capital requirements and other expenditures that may be necessary to comply with environmental requirements could increase and become a significant expense linked to the conduct of our business.

Substantially all of our assets and operations are located in the PRC and are subject to changes resulting from the political and economic policies of the Chinese government.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of the PRC. In recent years, however, the government has introduced reforms aimed at creating a socialist market economy and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to moderate the environmental impact of manufacturing businesses, control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of the PRC, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

We cannot assure you that the current Chinese policies of economic reform will continue. Because of this uncertainty, there are significant economic risks associated with doing business in China.

Although the majority of productive assets in the PRC are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in the PRC will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in the PRC, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. The PRC’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

The Chinese government exerts substantial influence over the manner in which our Chinese subsidiaries must conduct our business activities.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

We face risks related to natural disasters and health epidemics in China, which could have a material adverse effect on our business and results of operations.

Our business could be materially adversely affected by natural disasters or the outbreak of health epidemics in China. For example, in May 2008, Sichuan Province suffered a strong earthquake measuring approximately 8.0 on the Richter scale that caused widespread damage and casualties. In addition, in the last decade, the PRC has suffered health epidemics related to the outbreak of avian influenza and severe acute respiratory syndrome, or SARS. In April 2009, an outbreak of the H1N1 virus, also commonly referred to as “swine flu,” occurred in Mexico and has spread to other countries. Cases of swine flu have been reported in Hong Kong and mainland China. The Chinese government, and certain regional governments within the PRC, have enacted regulations to address the H1N1 virus, which may have an effect on our business. If the outbreak of swine flu were to become widespread in China or increase in severity, it could have an adverse effect on economic activity in China, and could require the temporary closure of our production facilities or offices. Such events could severely disrupt our business operations and harm our results of operations. Any future natural disasters or health epidemics in the PRC could also have a material adverse effect on our business and results of operations.

New labor laws in the PRC may adversely affect our results of operations.

On June 29, 2007, the PRC government promulgated a new labor law, namely the Labor Contract Law of the PRC, or the New Labor Contract Law, which became effective on January 1, 2008. The New Labor Contract Law imposes greater liabilities on employers and significantly affects the cost of an employer’s decision to reduce its workforce. Further, it requires certain terminations be based upon seniority and not merit. In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect our ability to enact such changes in a manner that is most advantageous to our business or in a timely and cost-effective manner, thus materially adversely affecting our financial condition and results of operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively. We may not have ready access to cash on deposit in banks in the PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in the PRC, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside the PRC or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in the PRC, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At September 30, 2010 our PRC subsidiaries had approximately $5.3 million on deposit in banks in the PRC, which represented approximately 52% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

Fluctuations in the value of the RMB may have a material adverse effect on your investment.

The change in value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in the PRC’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the current policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21% appreciation of the RMB against the U.S. dollar between July 21, 2005 and March 31, 2010. Recently, the People’s Bank of China has decided to proceed further with reform of the RMB exchange regime and to enhance the RMB exchange rate flexibility. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the RMB against the U.S. dollar.

Any significant revaluation of the RMB may have a material adverse effect on the value of, and any dividends payable on, our stock in foreign currency terms. More specifically, if we decide to convert our RMB into U.S. dollars for the purpose of making payments for dividends on our common stock or for other business purposes, appreciation of the U.S. dollar against the RMB would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars into RMB for our operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount we would receive from the conversion. Consequently, appreciation or depreciation in the value of the RMB relative to the U.S. dollar could materially adversely affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations.

Risks Related to Our Common Stock

Delisting of our securities from trading by NASDAQ could adversely affect the market liquidity of our common stock, our ability to obtain financing for the continuation of our operations and harm our business.

In order for us to maintain the listing of our shares of common stock on the Nasdaq Capital Market, our shares must maintain a minimum bid price of $1.00 as set forth in NASDAQ Marketplace Rule 5550(a)(2). If the bid price of our shares trade below $1.00 for 30 consecutive trading days, then the bid price of our shares must trade at $1.00 or more for 10 consecutive trading days during a 180-day grace period to regain compliance with the rule. On December 31, 2010 our shares closed at $1.51 per share. If our shares were to be delisted from trading on the Nasdaq Capital Market, then our shares would be traded on the over-the-counter market. Delisting would adversely affect the market liquidity of our common stock, our ability to obtain financing for the continuation of our operations and harm our business.

The market price for shares of our common stock has been and may continue to be highly volatile and subject to wide fluctuations.

The market price for shares of our common stock has experienced significant price and volume fluctuations in the last few years. Some specific factors that may have a significant effect on the future market price of our shares of common stock include:

•	actual or expected fluctuations in our operating results;
•	variance in our financial performance from the expectations of market analysts;
•	changes in general economic conditions or conditions in our industry generally;
•	changes in conditions in the financial markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	our inability to raise additional capital;
•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;
•	additions or departures of key management personnel;
•	actions by our shareholders;
•	changes in market prices for our products or for our raw materials; and
•	changes in stock market analyst research and recommendations regarding the shares of our common stock, other comparable companies or our industry generally.

In addition, the stock market in general, and the Nasdaq and the market for companies with PRC-based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.  As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the price you paid for such shares.

The sale of our common stock in this offering will result in the reset of the exercise price of certain outstanding warrants.

Included in our outstanding warrants are warrants to purchase 143,750 shares of our common stock with an exercise price of $1.80 per share. The terms of these warrants provide that if we sell common stock at a price per share less than the then exercise price, or securities which are convertible or exercisable into shares of common stock at an effective per share price less than the then exercise price, then we are required to reduce the exercise price of those warrants to the lower price of the subsequent sale.  Because the market price of our common stock is less than the exercise price and if we sell our common stock at the current market price, the sale of shares of our common stock in this offering will result in a reduction of the exercise price of those outstanding warrants which will reduce the proceeds we might receive from their possible exercise.

USE OF PROCEEDS

We currently intend to use the net proceeds from this offering for general corporate purposes, which may include acquisitions, working capital, capital expenditures, development costs and strategic investments.  We have not allocated any portion of the net proceeds for any particular use at this time.  The net proceeds may be invested temporarily until they are used for their stated purpose.  Our management will retain broad discretion as to the allocation of the net proceeds from this offering.  Pending application of the net proceeds, we intend to invest the proceeds in highly liquid, investment-grade securities and money market funds.

PLAN OF DISTRIBUTION

We have entered into an At-The-Market Program Agreement, dated as of February 14, 2011, with Global Hunter Securities, LLC, under which we may sell an aggregate of $7,633,103 in gross proceeds of our common stock from time to time through Global Hunter Securities, LLC, as our agent for the offer and sale of the common stock. Based on the trading price of our common stock, we may not be able to sell all 4,516,629 shares offered herein or we may not be able to raise the full $7,633,103 in gross proceeds permitted under the At-The-Market Program Agreement. Global Hunter Securities, LLC may sell the common stock by any method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act, including without limitation sales made directly on the NASDAQ Global Market, on any other existing trading market for the common stock or to or through a market maker. Global Hunter Securities, LLC may also sell the common stock in privately negotiated transactions, subject to our prior approval.

Each time that we wish to issue and sell common stock under the At-The-Market Program Agreement, we will provide Global Hunter Securities, LLC with a placement notice describing the number of shares to be issued, the time period during which sales are requested to be made, any limitation on the number of shares of common stock that may be sold in any one day and any minimum price below which sales may not be made.

Upon receipt of a placement notice from us, and subject to the terms and conditions of the At-The-Market Program Agreement, Global Hunter Securities, LLC has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. The settlement between us and Global Hunter Securities, LLC of our common stock will occur on the third trading day following the date on which the sale was made. The obligation of Global Hunter Securities, LLC under the At-The-Market Program Agreement to sell our common stock pursuant to a placement notice is subject to a number of conditions.

We will pay Global Hunter Securities, LLC a commission equal to 4% of the gross proceeds of the sales price of all common stock sold through it as sales agent under the At-The-Market Program Agreement. Based on the closing price of our common stock on February 15, 2011, because our At-The-Market Program Agreement with Global Hunter Securities, LLC is limited to the sale of common stock with gross proceeds aggregating $7,633,103, the maximum number of shares we could sell is 4,516,629. If all 4,516,629 shares of common stock were sold at the February 15, 2011 closing sales price, we would receive $7,633,103 in gross proceeds, or $7,327,776 in aggregate net proceeds after deducting the sales agent fee of 4%. The actual proceeds to us will vary. Because there is no minimum offering amount required as a condition to the closing, the actual total may be less than the maximum amount set forth above.

In connection with the sale of our common stock contemplated in this prospectus supplement, Global Hunter Securities, LLC may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and the compensation paid to Global Hunter Securities, LLC may be deemed to be underwriting commissions or discounts. We have agreed to indemnify Global Hunter Securities, LLC against certain civil liabilities, including liabilities under the Securities Act of 1933.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust & Clearing Corporation or by such other means as we and Global Hunter Securities, LLC may agree upon.

The offering of our common stock pursuant to the At-The-Market Program Agreement will terminate on the earliest of (1) the sale of all of our common stock subject to the At-The-Market Program Agreement, or (2) termination of the At-The-Market Program Agreement by us or Global Hunter Securities, LLC. The At-The-Market Program Agreement may be terminated at any time by either us or Global Hunter Securities, LLC.

In connection with this offering, Global Hunter Securities, LLC has advised us that they will not engage in stabilizing transactions.

This is a brief summary of the material provisions of the At-The-Market Program Agreement and does not purport to be a complete statement of its terms and conditions. The At-The-Market Program Agreement has been included as an exhibit to our Quarterly Report on Form 10-Q for the three month period ended December 31, 2010 filed with the SEC and incorporated by reference into the registration statement of which this prospectus supplement forms a part. See “Information Incorporated by Reference” on page S-21.

Other than the electronic formats of this prospectus supplement and the accompanying prospectus made available by the placement agent, the information contained on, or accessible through, either placement agent’s website or any other website maintained by it is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us and should not be relied upon by investors.

The transfer agent for our common stock is Computershare Transfer and Trust, Golden, Colorado.

Our common stock is listed on the NASDAQ Global Market under the symbol “CDII.”

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheets as of September 30, 2010 and 2009, and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal years ended September 30, 2010 and 2009 appearing in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 which is incorporated by reference in this prospectus supplement have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.  We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the SEC, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC.  You may read and copy any materials that we file at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with it.  In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

Our Internet address is www.cdii.net.  We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.  The information which appears on this web site is not part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below, any of such documents filed since the date this prospectus was filed and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed on December 23, 2010;
•	a Quarterly Report on Form 10-Q for the three month period ended December 31, 2010 filed on February 14, 2011.
•	a Current Report on Form 8-K as filed on January 4, 2011; and
•	Our Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended September 30, 2010 filed on January 28, 2011.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document.  Written requests should be directed to: Corporate Secretary, China Direct Industries, Inc., 431 Fairway Drive, Suite 200, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document.

PROSPECTUS

$70,000,000
China Direct, Inc.

COMMON STOCK, PREFERRED STOCK AND WARRANTS

We may offer common stock, preferred stock and warrants consisting of a combination of any of these securities at an aggregate initial offering price not to exceed $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus issuable upon the exercise of options held by such shareholders with an exercise price of $.01 per share. The warrants that we may offer will consist of warrants to purchase any of the other securities that may be sold under this prospectus. The securities offered under this prospectus may be offered separately, together, or in separate series, and in amounts, at prices and on terms to be determined at the time of sale. A prospectus supplement that will set forth the terms of the offering of any securities will accompany this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Market under the symbol “CDS”. On July 14, 2008, the closing price of our common stock was $6.79 per share. As of the date of this prospectus, none of the other securities that we may offer by this prospectus are listed on any national securities exchange nor are they quoted on any automated quotation system.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATTERS THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate the sale of any securities unless accompanied by a prospectus supplement relating to the securities offered.

The date of this prospectus is August 1, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration, or continuous offering, process. Under the shelf registration process, we may issue and sell any combination of the securities described in this prospectus in one or more offerings with a maximum offering price of up to $70,000,000 and certain selling shareholders referred to in this prospectus and identified in supplements to this prospectus may sell up to 1,000,000 shares of our common stock under this prospectus upon the exercise of options held by such shareholders with an exercise price of $.01 per share. We will not receive any of the proceeds from any sale of shares by the selling shareholders.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain certain specific information about the terms of that offering, including a description of any risks related to the offering, if those terms and risks are not described in this prospectus. In addition, these shares of common stock were registered to permit the selling shareholders to sell the shares from time to time, in amounts and at prices and on terms determined at the time of the offering. The selling shareholders may sell the shares of our common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling shareholders may sell the shares in the section entitled “Plan of Distribution” beginning on page 16 of this prospectus. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the Securities and Exchange Commission includes exhibits that provide more details on the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the Securities and Exchange Commission and the accompanying prospectus supplement together with additional information described under the headings “Available Information” and “Information Incorporated by Reference” before investing in any of the securities offered.

We may sell securities to or through underwriters or dealers, and also may sell securities directly to other purchasers or through agents. To the extent not described in this prospectus, the names of any underwriters, dealers or agents employed by us in the sale of the securities covered by this prospectus, the principal amounts or number of shares or other securities, if any, to be purchased by such underwriters or dealers and the compensation, if any, of such underwriters, dealers or agents will be set forth in the accompanying prospectus supplement.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used herein, “China Direct”, “we”, “us” or “our” refers to China Direct, Inc., a Florida corporation, and our subsidiaries.

AVAILABLE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials that we file at the Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers such as our company that file electronically with the Securities and Exchange Commission. In addition, because our stock is listed for trading on the NASDAQ Global Market, you can read and copy reports and other information concerning us at the offices of the NASDAQ Stock Market located at One Liberty Plaza, 165 Broadway, New York, New York 10006.

We have filed a registration statement under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the securities to be sold by pursuant to this prospectus. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. You should refer to the registration statement, including the exhibits, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. You may:

•	inspect a copy of the registration statement, including the exhibits and schedules, without charge at the Securities and Exchange Commission’s Public Reference Room;
•	obtain a copy from the Securities and Exchange Commission upon payment of the fees prescribed by the Securities and Exchange Commission; or
•	obtain a copy from the Securities and Exchange Commissions’ website.

Our Internet address is www.chinadirectinc.com. We make available free of charge, through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The information which appears on this web site is not part of this prospectus. Our principal executive offices are located at 431 Fairway Drive, Deerfield Beach, Florida 33441. Our telephone number at this location is (954) 363-7333.

THE COMPANY

We are a management and advisory services organization which owns and consults with business entities operating in the People’s Republic of China (PRC). Our company was created in recognition of the market need for both investment capital and management acumen for small to medium size business entities in the PRC with annual revenues under $100 million. Our mission is to provide a platform to support, develop and nurture these businesses which we believe play a vital role in the ongoing expansion of the Chinese economy.

We operate in two primary divisions:

•	Management Services, and
•	Advisory Services.

 Our Management Services division includes our wholly and majority owned subsidiaries operating in China. Our Management Services division acquires controlling interests of Chinese business entities which we consolidate as either our wholly or majority owned subsidiaries. We refer to these subsidiaries as our “portfolio” companies. Through this ownership control, we provide management advice as well as investment capital, and our goal is to enable these portfolio companies to successfully expand their operations. We are committed to improving the quality and performance of each portfolio company by providing an array of resources to augment their efficiency and growth. We provide these services through management teams in both the United States and China. As of the date hereof, our Management Services division has over 1,200 employees in the PRC.

Within our Management Services division, we maintain and report three business segments, including:

•
Magnesium. Revenues from this segment were approximately $100.9 million in 2007, including revenues of approximately $2.8 million from related parties, and represented approximately 57.9% of our total consolidated revenues. Revenues from this segment were approximately $44.7 million in the first quarter of 2008, including revenues of approximately $734,000 from related parties, and represented approximately 74.5% of our total consolidated revenues;

•
Basic Materials. Revenues from this segment were approximately $55.3 million in 2007, representing approximately 31.7% of our total consolidated revenues. Revenues from this segment were approximately $12.9 million in the first quarter of 2008, representing approximately 21.4% of our total consolidated revenues; and

•
Clean Technology. Revenues from this segment were approximately $6.7 million and represented approximately 3.8% of our total consolidated revenues. Revenues from this segment were approximately $117,000 in the first quarter of 2008 and represented less than 1% of our total consolidated revenues.

Our Advisory Services division provides consulting services to both Chinese entities seeking access to the U.S. capital markets and North American entities seeking business opportunities in the PRC. Our Advisory Services division offers a suite of consulting services tailored to meet the needs of each individual client. We currently have service contracts with various clients who conduct business within China or seek to conduct business with companies based in China. Our Advisory Services division generated revenues of approximately $11.3 million in 2007, including approximately $1.8 million from related parties, and represented approximately 6.6% of our total consolidated revenues. For the first quarter of 2008, our Advisory Services division generated revenues of approximately $2.3 million and represented approximately 3.9% of our total consolidated revenues.

We were incorporated in Delaware in July 1999. In June 2007 we domesticated the company in the State of Florida.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and are based upon our current expectations and projections about future events. When used in this prospectus, the words "believe", "anticipate", "intend", "estimate", "expect", "will", "should", "may" and similar expressions, or the negative of such words and expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: our ability to acquire operating companies in China in a cost effective manner that enhance our financial condition; our need for additional financing which we may not be able to obtain on acceptable terms, the dilutive effect additional capital raising efforts in future periods may have on our current shareholders and the increased interest expense in future periods related to additional debt financing; our ability to effectively integrate our acquisitions and to manage our growth and our inability to fully realize any anticipated benefits of acquired business; the value of the equity securities we accept as compensation is subject to adjustment which could result in losses to us in future periods; the Investment Company Act of 1940 which limits the value of securities we can accept as payment for our business consulting services which may limit our future revenues; our dependence on certain key personnel; the lack various legal protections in certain agreements to which we are a party and which are material to our operations which are customarily contained in similar contracts prepared in the United States; our ability to assure that related party transactions are fair to our company; Yuwei Huang an executive officer of several of our magnesium subsidiaries is also an owner and executive officer of several companies which directly compete with our magnesium business; the risks and hazards inherent in the mining industry on the operations of our basic materials segment; the effect of changes resulting from the political and economic policies of the Chinese government on our assets and operations located in the PRC; the influence of the Chinese government over the manner in which our Chinese subsidiaries must conduct our business activities; the impact on future inflation in China on economic activity in China; the impact of any recurrence of severe acute respiratory syndrome, or SAR’s, or another widespread public health problem; the limitation on our ability to receive and use our revenues effectively as a result of restrictions on currency exchange in China; our ability to enforce our rights due to policies regarding the regulation of foreign investments in China; our ability to comply with the United States Foreign Corrupt Practices Act which could subject us to penalties and other adverse consequences; and our ability to establish adequate management, legal and financial controls in the PRC. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this report in its entirety, including the risks described in “Risk Factors.” Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this prospectus, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should not invest in our securities unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this prospectus before deciding to invest in our securities. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially adversely affected and you could lose your entire investment in our company.

RISKS RELATED TO OUR BUSINESS

THE SUCCESS OF OUR BUSINESS MODEL IS DEPENDENT UPON OUR ABILITY TO ACQUIRE OPERATING COMPANIES IN CHINA. THE ACQUISITION OF NEW BUSINESSES IS COSTLY AND SUCH ACQUISITIONS MAY NOT ENHANCE OUR FINANCIAL CONDITION.

Our primary business and operational focus is on our Management Services division. Our growth strategy is to acquire companies or controlling interests in companies that operate in China and that have services, products, technologies, industry specializations or geographic coverage that extend or complement our existing business. The process to undertake a potential acquisition is time-consuming and costly. We expect to expend significant resources to undertake business, financial and legal due diligence on our potential acquisition targets and there is no guarantee that we will acquire the company after completing due diligence. The process of identifying and consummating an acquisition could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to undisclosed or potential liabilities of acquired companies. In addition, even if we are successful in acquiring additional companies, there are no assurances that the operations of these businesses will enhance our future financial condition. To the extent that a business we acquire does not meet the performance criteria used to establish a purchase price, some or all of the goodwill related to that acquisition could be charged against our future earnings, if any.

WE MAY NEED ADDITIONAL FINANCING TO FUND ACQUISITIONS AND OUR OPERATIONS WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. ADDITIONAL CAPITAL RAISING EFFORTS IN FUTURE PERIODS MAY BE DILUTIVE TO OUR THEN CURRENT SHAREHOLDERS OR RESULT IN INCREASED INTEREST EXPENSE IN FUTURE PERIODS.

We may need to raise additional working capital to continue to make acquisitions and fund our operations. Our future capital requirements depend, however, on a number of factors, including our operations, the financial condition of an acquisition target and its needs for capital, our ability to grow revenues from other sources, our ability to manage the growth of our business and our ability to control our expenses. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional capital through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing shareholders will be reduced and those shareholders may experience significant dilution. As we will generally not be required to obtain the consent of our shareholders before entering into acquisition transactions, shareholders are dependent upon the judgment of our management in determining the number of, and characteristics of stock issued as consideration in an acquisition. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all. If we do not raise capital as needed, we will be unable to fully implement our business model, fund our ongoing operations or grow our company.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. We face particular challenges in that our acquisition strategy is based on companies located in and operating within China. Acquired companies’ histories, the geographical location, business models and business cultures will be different from ours in many respects. Even if we are successful in identifying and closing acquisitions of companies, our directors and executive management will face significant challenges in their efforts to integrate the business of the acquired companies or assets and to effectively manage our continued growth. Any future acquisitions will be subject to a number of challenges, including:

•	the diversion of management time and resources and the potential disruption of our ongoing business;
•	difficulties in maintaining uniform standards, controls, procedures and policies;
•	unexpected costs and time associated with upgrading both the internal accounting systems as well as educating each of their staffs as to the proper methods of collecting and recording financial data;
•	potential unknown liabilities associated with acquired businesses;
•	the difficulty of retaining key alliances on attractive terms with partners and suppliers; and
•	the difficulty of retaining and recruiting key personnel and maintaining employee morale.

There can be no assurance that our efforts to integrate the operations of any acquired assets or companies will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized.

THE VALUE OF THE EQUITY SECURITIES WE ACCEPT AS COMPENSATION IS SUBJECT TO ADJUSTMENT WHICH COULD RESULT IN LOSSES TO US IN FUTURE PERIODS.

Historically we have accepted equity securities of our consulting clients as compensation for services. These securities are reflected on our balance sheet as “investment in marketable securities held for sale” and “investment in marketable securities held for sale - related party”. We evaluate quarterly the carrying value of each investment for a possible increase or decrease in value. Because we do not want to be considered an investment company, it is to our benefit to keep the carrying values of these securities as low as possible. This quarterly evaluation may result in an adjustment to the carrying value of our investment in marketable securities which could adversely affect our operating results for the corresponding quarters in that we might be required to reduce the carrying value of these investments. In addition, if we are unable to liquidate these securities, we will be required to write off the investments which would adversely affect our financial position.

THE INVESTMENT COMPANY ACT OF 1940 WILL LIMIT THE VALUE OF SECURITIES WE CAN ACCEPT AS PAYMENT FOR OUR BUSINESS CONSULTING SERVICES WHICH MAY LIMIT OUR FUTURE REVENUES.

We have historically accepted stock as payment for our services and will likely continue to do so in the future, but only to the extent that it does not cause us to become classified as an investment company under the Investment Company Act 1940. To the extent that we are required to reduce the amount of stock we accept as payment for our business consulting services to avoid becoming an investment company, our future revenues from our business consulting services may substantially decline if our client companies cannot pay our fees in cash. A reduction in the amount of our consulting fees will materially adversely affect our financial condition and results of operations in future periods. Any future change in our fee structure for our business consulting services could also severely limit our ability to attract business consulting clients in the future.

WE ARE DEPENDENT ON CERTAIN KEY PERSONNEL AND THE LOSS OF THESE KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Our success is, to a certain extent, attributable to the management, sales and marketing, and operational expertise of key personnel of our subsidiaries in China who perform key functions in the operation of our business as well as our U.S. based management team. We do not exercise any substantive day to day supervision over the activities of key members of our China based management team which includes Messrs. Wuliang Zhang, Yuwei Huang and Jingdong Chen. The loss of one or more of these key employees or our senior management, including our chief executive officer and president could have a material adverse effect upon our business, financial condition, and results of operations and the results of operations.

CERTAIN AGREEMENTS TO WHICH WE ARE A PARTY AND WHICH ARE MATERIAL TO OUR OPERATIONS LACK VARIOUS LEGAL PROTECTIONS WHICH ARE CUSTOMARILY CONTAINED IN SIMILAR CONTRACTS PREPARED IN THE UNITED STATES.

Our subsidiaries include companies organized under the laws of the PRC and all of their business and operations are conducted in China. We are a party to certain contracts related to our operations in China. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain clauses which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our contracts in China omit these customary clauses, notwithstanding the differences in Chinese and U.S. laws, we may not have the same legal protections as we would if the contracts contained these additional clauses. We anticipate that our Chinese subsidiaries will likely enter into contracts in the future which will likewise omit these customary legal protections. While we have not been subject to any adverse consequences as a result of the omission of these customary clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, future events may occur which lead to a dispute which could have been avoided if the contracts included customary clauses in conformity with U.S. standards. Contractual disputes which may arise from this lack of legal protection could divert management’s time from the operation of our business, require us to expend funds attempting to settle a possible dispute, limit the time our management would otherwise devote to the operation of our business, and have a material adverse effect on our business, financial condition and results of operations.

FROM TIME TO TIME WE ENGAGE IN RELATED PARTY TRANSACTIONS. THERE ARE NO ASSURANCES THAT THESE TRANSACTIONS ARE FAIR TO OUR COMPANY.

From time to time our subsidiaries enter into transactions with related parties which include the payment of fees for consulting services, purchases from or sales to a related party, and advancing related parties significant sums as prepayments for future goods or services and working capital, among other transactions. We have policies and procedures in place which require the pre-approval of loans between related parties. Notwithstanding these policies, we cannot assure you that in every instance the terms of the transactions with related parties are on terms as fair as we might receive from or extend to third parties.

YUWEI HUANG AN EXECUTIVE OFFICER OF SEVERAL OF OUR MAGNESIUM SUBSIDIARIES IS ALSO AN OWNER AND EXECUTIVE OFFICER OF SEVERAL COMPANIES WHICH DIRECTLY COMPETE WITH OUR MAGNESIUM BUSINESS.

Mr. Yuwei Huang who serves as an executive officer of several of our Magnesium segment subsidiaries is also the Chairman of a competitor of ours, Taiyuan YiWei Magnesium Industry Co., Ltd. (“YiWei Magnesium”). YiWei Magnesium, a minority owner of two of our Magnesium segment subsidiaries, owns interests in several other magnesium factories, a magnesium alloy factory and a magnesium powder desulphurization reagent factory, all located in China. Due to Mr. Huang’s interest in our competitors, he is subject to certain inherent conflicts of interest and there can be no assurances that our business and operations will not be adversely impacted as a result of these conflicts.

THE OPERATIONS OF OUR BASIC MATERIALS SEGMENT ARE SUBJECT TO RISKS AND HAZARDS INHERENT IN THE MINING INDUSTRY.

Our Basic Materials segment is engaged in the mining and processing of zinc. These operations are subject to risks and hazards inherent in the mining industry, including, but not limited to, ground fall, flooding, environmental hazards and the discharge of toxic chemicals, explosions and other accidents, unanticipated variations in grade and other geological problems, water conditions, surface or underground conditions, metallurgical and other processing problems, mechanical equipment performance problems, the lack of availability of materials and equipment, the occurrence of accidents, labor force disruptions, force majeure factors, unanticipated transportation costs, and weather conditions. Any of these risks could result in work stoppages, delays in production, the development of properties, production commencement dates and production quantities, increased production costs and rates, damage to or destruction of mines and other production facilities, injury or loss of life, damage to property, environmental damage, and possible legal liability for such damages.

RISKS RELATED TO DOING BUSINESS IN CHINA

A SUBSTANTIAL PORTION OF OUR ASSETS AND OPERATIONS ARE LOCATED IN THE PRC AND ARE SUBJECT TO CHANGES RESULTING FROM THE POLITICAL AND ECONOMIC POLICIES OF THE CHINESE GOVERNMENT.

Our business operations could be restricted by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a “socialist market economy” and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reform programs, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn result in a decline in the trading price of our common stock.

WE CANNOT ASSURE YOU THAT THE CURRENT CHINESE POLICIES OF ECONOMIC REFORM WILL CONTINUE. BECAUSE OF THIS UNCERTAINTY, THERE ARE SIGNIFICANT ECONOMIC RISKS ASSOCIATED WITH DOING BUSINESS IN CHINA.

Although the majority of productive assets in China are owned by the Chinese government, in the past several years the government has implemented economic reform measures that emphasize decentralization and encourages private economic activity. In keeping with these economic reform policies, the PRC has been openly promoting business development in order to bring more business into the PRC. Because these economic reform measures may be inconsistent or ineffective, there are no assurances that:

•	the Chinese government will continue its pursuit of economic reform policies;
•	the economic policies, even if pursued, will be successful;
•	economic policies will not be significantly altered from time to time; or
•	business operations in China will not become subject to the risk of nationalization.

We cannot assure you that we will be able to capitalize on these economic reforms, assuming the reforms continue. Because our business model is dependent upon the continued economic reform and growth in China, any change in Chinese government policy could materially adversely affect our ability to continue to implement our business model. China’s economy has experienced significant growth in the past decade, but such growth has been uneven across geographic and economic sectors and has recently been slowing. Even if the Chinese government continues its policies of economic reform, there are no assurances that economic growth in that country will continue or that we will be able to take advantage of these opportunities in a fashion that will provide financial benefit to us.

THE CHINESE GOVERNMENT EXERTS SUBSTANTIAL INFLUENCE OVER THE MANNER IN WHICH OUR CHINESE SUBSIDIARIES MUST CONDUCT OUR BUSINESS ACTIVITIES.

The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions of the PRC, and could require us to divest ourselves of any interest we then hold in our Chinese subsidiaries.

FUTURE INFLATION IN CHINA MAY INHIBIT ECONOMIC ACTIVITY IN CHINA.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation in the future could cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China. Any actions by the PRC government to regulate growth and contain inflation could have the effect of limiting our ability to grow our revenues in future periods.

ANY RECURRENCE OF SEVERE ACUTE RESPIRATORY SYNDROME, OR SARS, OR ANOTHER WIDESPREAD PUBLIC HEALTH PROBLEM, COULD INTERRUPT OUR OPERATIONS.

A renewed outbreak of SARS or another widespread public health problem in China could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

•	quarantines or closures of some of our offices which would severely disrupt our operations;
•	the sickness or death of our key management and employees; or
•	a general slowdown in the Chinese economy.

An occurrence of any of the foregoing events or other unforeseen consequences of public health problems could result in a loss of revenues in future periods and could impact our ability to conduct the operations of our Chinese subsidiaries as they are presently conducted. If we were unable to continue the operations of our Chinese subsidiaries as they are now conducted, our revenues in future periods would decline and our ability to continue as a going concern could be in jeopardy. If we were unable to continue as a going concern, you could lose your entire investment in our company.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY. WE MAY NOT HAVE READY ACCESS TO CASH ON DEPOSIT IN BANKS IN THE PRC.

Because a substantial portion of our revenues are in the form of Renminbi (RMB), the main currency used in China, any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. Dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. At March 31, 2008 our PRC subsidiaries had approximately $14.4 million on deposit in banks in China, which represented approximately 54% of our cash. We cannot be certain that we could have ready access to that cash should we wish to transfer it to bank accounts outside the PRC nor can we be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB, especially with respect to foreign exchange transactions.

WE MAY BE UNABLE TO ENFORCE OUR RIGHTS DUE TO POLICIES REGARDING THE REGULATION OF FOREIGN INVESTMENTS IN CHINA.

The PRC’s legal system is a civil law system based on written statutes in which decided legal cases have little value as precedent, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China’s regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our stated business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be limited which could result in a loss of revenue in future periods which could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO COMPLY WITH THE UNITED STATES FOREIGN CORRUPT PRACTICES ACT COULD SUBJECT US TO PENALTIES AND OTHER ADVERSE CONSEQUENCES.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the PRC. We can make no assurance, however, that our employees or other agents will not engage in such conduct for which we might be held responsible. If our employees or other agents are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

WE MAY HAVE DIFFICULTY ESTABLISHING ADEQUATE MANAGEMENT, LEGAL AND FINANCIAL CONTROLS IN THE PRC.

PRC companies have in some cases, been resistant to the adoption of Western styles of management and financial reporting concepts and practices, which include sufficient corporate governance, internal controls and, computer, financial and other control systems. In addition, we may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulties in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards with future acquisitions. Therefore, we may, in turn, experience difficulties in implementing and maintaining adequate internal controls. Any such deficiencies, weaknesses or lack of compliance could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR SECURITIES

OUR CONTROLLING STOCKHOLDERS MAY TAKE ACTIONS THAT CONFLICT WITH YOUR INTERESTS.

All of our officers and directors beneficially own approximately 56.9% of our common stock and will be able to exercise control over all matters requiring stockholder approval, including the election of directors, amendment of our certificate of incorporation and approval of significant corporate transactions, and they will have significant control over our management and policies. The directors elected by these stockholders will be able to significantly influence decisions affecting our capital structure. This control may have the effect of delaying or preventing changes in control or changes in management, or limiting the ability of our other stockholders to approve transactions that they may deem to be in their best interest. For example, our controlling stockholders will be able to control the sale or other disposition of our operating businesses and subsidiaries to another entity.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SUBSTANTIALLY AND YOUR INVESTMENT MAY DECLINE IN VALUE.

The market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including:

•	actual or anticipated fluctuations in our results of operations from quarter to quarter;
•	variance in our financial performance from the expectations of market analysts;
•	conditions and trends in the end markets we serve and changes in the estimation of the size and growth rate of these markets;
•	announcements of significant acquisitions or contracts by us or our competitors;
•	loss of one or more of our significant customers;
•	legislation;
•	changes in market valuation or earnings of our competitors;
•	the trading volume of our common stock; and
•	general economic conditions.

In addition, the stock market in general, and the Nasdaq and the market for companies with China based operations in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the affected companies. These broad market and industry factors may materially harm the market price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

FUTURE SALES OF COMMON STOCK BY SOME OF OUR EXISTING STOCKHOLDERS OR HOLDERS OF OUR WARRANTS AND STOCK OPTIONS COULD CAUSE OUR STOCK PRICE TO DECLINE.

As of the date of this prospectus, our Chief Executive Officer, President and Chief Operating Officer beneficially own approximately 49.7% of our outstanding common stock or options to purchase our common stock. In addition, holders of our warrants have the right to purchase 4,668,312 shares of our common stock as follows: 50,000 shares at $ 2.50 per share; 523,750 shares at $4.00 per share; 60,000 shares at $7.50 per share; 2,050,000 shares at $8.00 per share; 1,869,562 shares at $10.00 per share; 25,000 shares at $11.00 per share and 90,000 shares at $15.00 per share. Holders of options to purchase shares of our common stock, including the selling shareholders, have the right to purchase 6,513,920 shares of our common stock as follows: 1,050,000 shares at $0.01 per share; 400 shares at $2.25 per share; 279,690 shares at $2.50 per share; 50,000 shares at $3.00 per share; 1,352,000 shares at $5.00 per share; 1,502,000 shares at $7.50 per share; 1,375,000 shares at $10.00 per share; 500 shares at $15.00 per share; 760,000 shares at $30.00 per share and 80 shares at $56.25 per share. Sales of such shares in the public market, as well as shares we may issue upon the exercise of outstanding options, could cause the market price of our common stock to decline significantly. The perception among investors that these sales may occur could produce the same effect.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKEOVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our shareholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Florida law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested shareholders. In addition, our articles of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined by our Board of Director, of which 12,950 shares have been designated as our series A convertible preferred stock and the remaining 9,987,050 shares remain without designation. Our board of directors may, without shareholder approval, issue preferred stock with dividends, liquidation, conversion or voting rights that could adversely affect the voting power or other rights of our common shareholders.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds from the sale of the securities offered hereby will be used for general corporate purposes, which may include working capital, capital expenditures, development costs, strategic investments and possible acquisitions. We have not allocated any portion of the net proceeds for any particular use at this time. The net proceeds may be invested temporarily until they are used for their stated purpose. Specific information concerning the use of proceeds from the sale of any securities will be included in the prospectus supplement relating to such securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 1,000,000,000 shares of common stock, par value $.0001 per share, 10,000,000 shares of preferred stock, par value $.0001 per share, of which 12,950 shares have been designated as Series A convertible preferred stock. The following description of our common stock and our preferred stock is a summary. You should refer to our articles of incorporation and our bylaws for the actual terms of our capital stock.

Common Stock

As of July 11, 2008 there were 23,503,916 outstanding shares of our common stock. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are fully paid and non-assessable. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

The board of directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing an amendment pursuant to the applicable law of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the board of directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock. The board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any preferred stock.

Series A Convertible Preferred Stock

As of July 11, 2008 there were 1,006.25 shares of our Series A convertible preferred stock outstanding. The designations, rights and preferences of the Series A convertible preferred stock include:

•	the stated value of each share is $1,000;
•	the shares have no voting rights;
•
the shares pay quarterly dividends in arrears at the rate of 8% per annum beginning on April 1, 2008 and on each conversion date. Subject to certain conditions, the dividends are payable at our option in cash or shares of our common stock valued at the lower of the conversion price or the average of the weighted average price of our common stock on the 10 consecutive trading days immediately preceding the dividend date;

•
each share is convertible into shares of our common stock at a conversion price of $7.00 per share, subject to adjustment in the event of default as specified in the Series A convertible preferred stock. In the event of a default, the conversion price will be 90% of the lower of the conversion price or $7.45 until the default has been cured;

•
the conversion price of the Series A convertible preferred stock is subject to proportional adjustment in the event of stock splits, stock dividends and similar corporate events. In addition, the conversion price is subject to adjustment if we issue or sell shares of our common stock for a consideration per share less than the conversion price then in effect, or issue options, warrants or other securities convertible or exchange for shares of our common stock at a conversion or exercise price less than the conversion price of the Series A convertible preferred stock then in effect. If either of these events should occur, the conversion price is reduced to the lowest price at which these securities were issued or are exercisable;

•
the Series A convertible preferred stock are not convertible to the extent that (a) the number of shares of our common stock beneficially owned by the holder and (b) the number of shares of our common stock issuable upon the conversion of the Series A convertible preferred stock or otherwise would result in the beneficial ownership by the holder of more than 4.99% of our then outstanding common stock. This ownership limitation can be increased to 9.99% by the holder upon 61 days notice to us;

•
whenever a holder converts all or any portion of the Series A convertible preferred stock, if we should redeem the shares, or if the holder requests redemption, we are required to issue the holder a number of shares a number of shares (the “Make Whole Amount”) equal to the product of the dividend rate and the stated value of the shares, subject to certain instances in which we are required to pay that amount in cash; and

•	the shares are redeemable by us under certain conditions, and the holders may also require us to redeem the shares upon the occurrence of certain events.

Transfer agent

Computer Share Trust Co., Inc. is the transfer agent for our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock or common stock or debt securities, or any combination of these securities. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement. The following outlines some of the general terms and provisions of the warrants that we may issue from time to time. Additional terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The following descriptions, and any description of the warrants included in a prospectus supplement, may not be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the applicable warrant agreement, which we will file with the Securities and Exchange Commission in connection with any offering of warrants.

General

The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

•	the title of the warrants;
•	the offering price for the warrants, if any;
•	the aggregate number of the warrants;
•	the terms of the security that may be purchased upon exercise of the warrants;
•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
•	the dates on which the right to exercise the warrants commence and expire;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	if applicable, a discussion of material U.S. federal income tax considerations;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase any securities underlying the warrants, the holder will not have any rights as a holder of the underlying securities by virtue of ownership of warrants.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

A summary of any material United States federal income tax consequences to persons investing in the securities offered by this prospectus will be set forth in any applicable prospectus supplement. The summary will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. Prospective purchasers of securities are urged to consult their own tax advisors prior to any purchase of securities.

SELLING SHAREHOLDERS

The shares of common stock offered by the selling shareholders are issuable upon the exercise of options held by the selling shareholders with an exercise price of $.01 per share. These options were granted to each selling shareholder under the terms of an employment agreement entered into in August 2006. We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling shareholders are affiliates of our company. Dr. James Wang and Mr. Marc Siegel are executive officers and members of our board of directors and Mr. David Stein is an executive officer. None of the selling shareholders are broker-dealers or affiliates of broker-dealers.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The first column lists the number of shares of common stock beneficially owned by each selling shareholder as of July 11, 2008. The second column lists the shares of common stock being offered by this prospectus by the selling shareholders. The third and fourth columns assume the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling shareholders.

Name of Selling Shareholder	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock Owned After Offering	Percentage to be owned after offering
Dr. James Wang	5,327,400	(1)	400,000	(2)	4,927,400	19.84%
Marc Siegel	5,300,000	(3)	400,000	(4)	4,900,000	19.75%
David Stein	2,733,115	(5)	200,000	(6)	2,533,115	10.49%

(1)           The number of shares beneficially owned by Dr. Wang includes:

•	4,000,000 shares of common stock held by Dragon Fund Management LLC, an entity in which Dr. Wang owns 1% of the membership interests and holds 50% of the voting control;
•	400,000 shares of common stock underlying options with at an exercise price of $.01 expiring on February 1, 2010;
•	27,400 shares of common stock underling options with an exercise price of $2.50 expiring on January 1, 2011;
•	400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013, which vested on January 1, 2008.

The number of shares of common stock beneficially owned by Dr. Wang excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(2)           The number of shares offered by Dr. Wang includes 400,000 shares of our common stock underlying options held by Dr. Wang with an exercise price of $0.01 per share.

(3)           The number of shares beneficially owned by Mr. Siegel includes:

•	4,000,000 shares of common stock;
•	400,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;
•	400,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	500,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013.

The number of shares beneficially owned by Mr. Siegel excludes 500,000 shares of common stock underlying options with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(4)           The number of shares offered by Mr. Siegel includes 400,000 shares of our common stock underlying options held by Mr. Siegel with an exercise price of $0.01 per share.

(5)           The number of shares beneficially owned by Mr. Stein includes:

•	2,000,000 shares of common stock;
•	83,115 shares of common stock in the name of Jeda Services Corp. over which Mr. Stein holds voting and dispositive control;
•	200,000 shares of common stock underlying options with an exercise price of $.01 expiring on February 1, 2010;
•	200,000 shares of common stock underlying options with an exercise price of $5.00 expiring on January 1, 2012; and
•	250,000 shares of common stock underlying options with an exercise price of $7.50 expiring on January 1, 2013.

The number of shares beneficially owned by Mr. Stein excludes 250,000 shares of common stock underlying options held by Mr. Stein with an exercise price of $10.00 expiring on January 1, 2014, which vest on January 1, 2009.

(6)           The number of shares offered by Mr. Stein includes 200,000 shares of our common stock underlying options with an exercise price of $0.01 per share.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways from time to time:

•	through underwriters or dealers for resale to the public or to institutional investors;
•	directly to a limited number of institutional purchasers or to a single purchaser;
•	through agents; or
•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.

Any dealer or agent, in addition to any underwriter, may be deemed to be an underwriter within the meaning of the Securities Act of 1933, and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to us from such sale;
•	any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation;
•	the public offering price;
•	any discounts or concessions that may be allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed; and
•	the securities exchange on which the securities may be listed, if any.

If underwriters are used in the sale of securities, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters acting alone. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities described in the applicable prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such securities if any are so purchased by them. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The securities may be sold directly by us or through agents designated by us from time to time. Any agents involved in the offer or sale of the securities in respect of which this prospectus is being delivered, and any commissions payable by us to such agents, will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are utilized in the sale of any securities, we will sell the securities to the dealers, as principals. Any dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement with respect to the securities being offered.

If we grant warrants as compensation to a dealer, agent or underwriter in connection with any particular offering, the warrants issued as compensation will be substantially on the same terms as the warrants offered to investors in such offering, except that the warrants issued as compensation will comply with FINRA Rule 2710(g)(1) in that for a period of six months after the issuance date of those warrants (which shall not be earlier than the closing date of the offering pursuant to which the warrants issued as compensation are being issued), neither the warrants issued as compensation nor any warrant shares issued upon exercise of those warrants shall be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the warrants issued as compensation are being issued, except the transfer of any security:

•	by operation of law or by reason of our reorganization;
•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of our securities held by such agent or related person do not exceed 1% of the securities being offered;
•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

Under no circumstances will the fee, commission or discount received by dealer, agent or underwriter or any other FINRA member firm or independent broker-dealer exceed eight percent of the gross proceeds to us in this offering or any other offering in the United States pursuant this prospectus.

Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to herein as the “remarketing firms,” acting as principals for their own accounts or as our agents, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement.

Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933 in connection with the securities remarketed thereby.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities to which this prospectus and the applicable prospectus supplement relates from us at the public offering price set forth in the applicable prospectus supplement, plus, if applicable, accrued interest pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth the commission payable for solicitation of such contracts.

Underwriters will not be obligated to make a market in any securities. We can give no assurance regarding the activity of trading in, or liquidity of, any securities.

Agents, dealers, underwriters and remarketing firms may be entitled, under agreements entered into with us, to indemnification by us, as applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution to payments they may be required to make in respect thereof. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Each series of securities will be a new issue and, other than the common stock, which is quoted on the NASDAQ Global Market, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange. No assurance can be given as to the liquidity of the trading market for any of the securities.

The place, time of delivery and other terms of the offered securities will be described in the applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP.

EXPERTS

Our audited consolidated balance sheets as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2007 and 2006 incorporated by reference in the registration statement of which this prospectus is a part have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information. We incorporate by reference the documents listed below, any of such documents filed since the date this registration statement was filed and any future filings with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of securities covered by this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;
•	a Current Report on Form 8-K as filed on March 31, 2008;
•	a second Current Report on Form 8-K as filed on March 31, 2008;
•	a Current Report on Form 8-K as filed on April 2, 2008;
•	a Current Report on Form 8-K as filed on May 1, 2008;
•	a Current Report on Form 8-K as filed on May 8, 2008;
•	our Quarterly Report on Form 10-Q for the period ended March 31, 2008;
•	a Current Report on Form 8-K as filed on May 12, 2008;
•	a second Current Report on Form 8-K as filed on May 12, 2008;
•	a Current Report on Form 8-K as filed on May 20, 2008; and
•	a Current Report on Form 8-K as filed on June 3, 2008.

We will provide without charge to any person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, excluding exhibits, unless we have specifically incorporated an exhibit in the incorporated document. Written requests should be directed to: Corporate Secretary, China Direct, Inc., 431 Fairway Drive, Deerfield Beach, Florida 33441.

Each document or report subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of filing of such document, unless otherwise provided in the relevant document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the registration statement and this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus.

The information relating to our company contained in this prospectus and the accompanying prospectus supplement is not comprehensive, and you should read it together with the information contained in the incorporated documents.

LIMITATIONS ON DIRECTORS’ AND OFFICERS’ LIABILITY AND COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under our articles of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

•	a breach of the director’s duty of loyalty to us or our shareholders;
•	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
•	a transaction from which our director received an improper benefit; or
•	an act or omission for which the liability of a director is expressly provided under Florida law.

In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Florida law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors. We also maintain an insurance policy under which coverage is provided to our directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the company.

Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

TABLE OF CONTENTS

	Page

About this Prospectus	2
Available Information	2	$70,000,000
The Company	3
Cautionary Statements Regarding Forward-Looking Information	4
Risks Factors	5	CHINA DIRECT, INC.
Use of Proceeds	12
Description of Capital Stock	12
Description of Warrants	14	COMMON STOCK, PREFERRED STOCK AND WARRANTS
Material Federal Income Tax Consequences	15
Selling Shareholders	15
Plan of Distribution	17
Legal Matters	19	PROSPECTUS
Experts	19
Information Incorporated by Reference	19
Limitation on Directors’ and Officers’ Liability and Commission Position on Indemnification for Securities Act Liabilities	20	August 1, 2008